Exhibit 10.2.4

THE FEDERAL HOME LOAN BANK OF BOSTON

PENSION BENEFIT EQUALIZATION PLAN

Federal Home Loan Bank of Boston (the “Bank”) adopted the Federal Home Loan Bank of Boston Pension Benefit Equalization Plan (the “Plan”), as a component of the Federal Home Loan Bank of Boston Benefit Equalization Plan, effective January 1, 1993.  The Plan is herein amended and restated in order to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004 and applicable regulations thereunder.  This amendment and restatement shall be effective January 1, 2008; provided, however, that any provision required to be effective on and after January 1, 2005 in order for the Plan to comply with Code Section 409A shall become effective as of January 1, 2005 (or such later date as shall be permitted under applicable Code Section 409A transition rules); and provided further, that if the application of any amended or restated provision below to a Member’s Grandfathered Supplemental Benefit (as defined below) would constitute a “material modification” for purposes of Treasury Regulation Section 1.409A-6(a)(4), the corresponding provision of the Prior Plan shall apply in lieu of such amended or restated provision.

The Plan is established and maintained by the Bank in order to provide designated Eligible Executives with the benefits which would have been provided under the Pentegra Defined Benefit Plan for Financial Institutions (the “Qualified Plan”) if (a) their benefits under the Qualified Plan were not limited by certain limitations imposed by the Internal Revenue Code applicable to the Qualified Plan; (b) “Salary” as defined in the Qualified Plan took into account amounts paid under the Bank’s incentive compensation plan(s) and elective deferrals to the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan; and (c) certain benefit adjustments were provided to Executive Officers as described herein.

The Plan is a governmental plan under Section 4(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is therefore exempt from coverage under ERISA.  The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

SECTION 1 - DEFINITIONS

Each word used herein not defined below that begins with a capital letter and is defined in the Qualified Plan shall have the same definition as the definition given to that word in the Qualified Plan.  Wherever used herein, the following terms shall have the meanings hereinafter set forth:

1.1           “Administrator” means the Committee or such person or persons as may be appointed by the Committee to be responsible for those functions assigned to the Administrator under the Plan.

1.2           “Affiliate” means any entity that is a member of a “controlled group” of corporations with the Bank under Code Section 414(b) or a trade or business under common control with the Bank under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.  In addition, to the extent that the Administrator determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Employment has occurred, the Administrator may designate an entity that would meet the definition of “Affiliate” substituting 20 percent in place of 50 percent in the preceding sentence as an Affiliate in Appendix A hereto.  Such designation shall be made by December 31, 2008 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.

1.3           “Bank” means the Federal Home Loan Bank of Boston.

1.4           “Beneficiary” means the person, persons or trust designated by a Member as direct or contingent beneficiary in the manner prescribed by the Administrator.  The Beneficiary of a Member who has not effectively designated a beneficiary shall be his or her estate.

1.5           “Board of Directors” means the Board of Directors of the Bank.

1.6           “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.7           “Code Limitations” means (a) the cap on compensation taken into account by the Qualified Plan under Code Section 401(a)(17); and (b) the overall limitation on benefits imposed by Code Section 415(b), as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.8           “Committee” means the Personnel Committee of the Board of Directors, which is authorized to perform the functions described in Article V.

1.9           “Disability” means that the Member (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank; or (c) has been determined to be totally disabled by the Social Security Administration.  Notwithstanding the foregoing, whether a Member has incurred a Disability with respect to his or her Grandfathered Supplemental Benefit shall be determined under the provisions of the Prior Plan.

1.10         “Effective Date” means January 1, 2008.  The Plan was initially effective January 1, 1993 and was restated effective January 1, 1997.  Any provision of this amendment and restatement required to be effective on and after January 1, 2005 in order for the Plan to comply with Code Section 409A shall become effective as of January 1, 2005 (or such later date up to January 1, 2008 as shall be permitted under applicable Code Section 409A transition rules).

1.11         “Eligible Executive” or “Executive” means an employee of the Bank who is a corporate officer and (a) is eligible to participate in the Thrift BEP, or (b) has been selected to be an Eligible Executive by the Committee.

1.12         “Executive Officer” means an Eligible Executive who is designated as an Executive Officer by the Board of Directors or the Committee.

1.13         “Grandfathered Supplemental Benefit” means, for any Member in the Plan on or before December 31, 2004, the present value of the amount to which the Member would have been entitled under the Plan if he or she had voluntarily terminated service without cause on December 31, 2004 (or his or her earlier termination of employment), and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan in the form with the maximum value.  Notwithstanding the foregoing, for any subsequent Plan Year, the Grandfathered Supplemental Benefit may increase to equal the present value of the benefit the Member actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan (including applicable Code limits), as in effect on October 3, 2004, without regard to any further services rendered by the service provider after December 31, 2004, or any other events affecting the amount of or the entitlement to benefits (other than the Member’s election with respect to the time or form of an available benefit).  For purposes of calculating the present value of the Grandfathered Supplemental Benefit, reasonable actuarial assumptions and methods must be used.  The Grandfathered Supplemental Benefit shall be calculated in accordance with the rules and regulations promulgated under Code Section 409A in order to treat the greatest proportion of accrued benefit possible as not subject to Section 409A because it was vested and accrued prior to January 1, 2005.

1.14         “Incentive Compensation” means annual bonus under the Bank’s Executive Incentive Plan and, if applicable, any long-term incentive compensation payable to a Member under the Bank’s incentive compensation plan(s).

1.15         “Member” means a participant in this Plan, unless it is clear from the context that participation in the Qualified Plan is referenced.

1.16         “Non-Grandfathered Supplemental Benefit” means the amount of the Member’s accrued benefit under the Plan, other than his or her Grandfathered Supplemental Benefit, if any.

1.17         “Pension Commencement Date” means the first day of the first period for which a Supplemental Benefit is paid as an annuity or lump sum.  The Pension Commencement Date is determined separately for Grandfathered and Non-Grandfathered Supplemental Benefits.

1.18         “Plan” means The Federal Home Loan Bank of Boston Pension Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.19         “Plan Year” means the calendar year.

1.20         “Prior Plan” means the Plan as in effect on October 3, 2004.

1.21         “Qualified Plan” means the Pentegra Defined Benefit Plan for Financial Institutions, as from time to time amended.  Any reference to a section of the Qualified Plan herein shall be deemed to refer to any successor provision of the Qualified Plan which may govern the subject matter of the referenced section in the future.

1.22         “Qualified Plan Retirement Benefit” means the benefit payable to a Member pursuant to the Qualified Plan.

1.23         “Qualified Plan Survivor Benefit” means the death benefit payable under the Qualified Plan upon the death of a Member prior to his or her Pension Commencement Date, including (if applicable) any “Active Service Death Benefit” (as described in Article V, Section 4, of the Qualified Plan).

1.24         “Supplemental Benefit” means a Supplemental Retirement Benefit or Supplemental Survivor Benefit payable under the terms of the Plan.

1.25         “Supplemental Retirement Benefit” means the benefit payable to a Plan Member pursuant to the Plan.

1.26         “Supplemental Survivor Benefit” means the benefit payable under the Plan with respect to the death of a Member prior to the Pension Commencement Date.

1.27         “Thrift BEP” means the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan, as it may be amended or restated from time to time.

1.28         “Termination of Employment” means the severing of employment with the Bank and any Affiliates, voluntarily or involuntarily, for any reason.  A Termination of Employment will be deemed to have occurred if the facts and circumstances indicate that the Bank and the Member reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Member will perform for the Bank and its Affiliates after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Member has been providing services to the Bank and its Affiliates less than 36 months).  A Member will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Member’s right to reemployment with the Bank is provided either by statute or by contract.  For this purpose, a leave of absence is bona fide only if there is a reasonable expectation that the Member will return to employment at the conclusion of the leave.  If the period of leave exceeds six months and the Member’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period.  Whether a Member incurs a Termination of Employment will be determined in accordance with the requirements of Code Section 409A.

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.

SECTION 2 - ELIGIBILITY AND PARTICIPATION

2.1           Participation.  Each Member of the Plan on December 31, 2007 will continue as a Member on the effective date of the amendment and restatement of this Plan and thereafter to the extent eligible.  Each other Eligible Executive who is a participant in the Qualified Plan shall become a Member on the earlier of (a) the effective date of the Eligible Executive’s election to participate in the Thrift BEP or January 1, 2008, if later; or (b) the effective date as of which he or she is designated as a Member in the Plan by the Committee.  Within thirty (30) days of becoming a Member (or a participant in any similar non-account balance, non-qualified deferred compensation plan maintained by the Bank), the Member shall file an election with the Administrator designating how his or her Supplemental Benefit shall be paid.  If an Eligible Executive became a Member under clause (a) above and is subsequently designated as eligible for enhanced benefits under clause (b) above, the distribution election made in connection with his or her initial participation shall continue to apply.  The Surviving Spouse of a Member described above who dies prior to the Member’s Pension Commencement Date shall be eligible to receive a Supplemental Survivor Benefit, as set forth below.

2.2           Elections under Section 409A Transition Rules.  Pursuant to Internal Revenue Service (“IRS”) Notice 2005-1, Q&A-19(c), as extended by Notice of Proposed Rulemaking REG-158080-04 and IRS Notice 2007—86, a Member who (a) has not incurred a Termination of Employment or (b) has incurred a Termination of Employment but has neither entered pay status under the Plan nor had an annuity purchased in connection with his or her benefits under the Plan, may, in 2008, modify or make a new election regarding distribution of his or her Non-Grandfathered Supplemental Benefit at such time and in such form as the Administrator shall designate; provided, however, that no such distribution election made in 2008 may affect payments that the Member would otherwise receive in 2008 or cause payments to be made in 2008.  In addition, pursuant to Internal Revenue Service Notice 2005-1, Q&A-23, as extended, in the case of a distribution commencing on or before December 31, 2008 (or such later date as shall be permitted by the Administrator consistent with Code Section 409A and regulations thereunder), an election as to the time and form of payment of the Member’s benefit under the Qualified Plan shall govern distribution of the Member’s Non-Grandfathered Supplemental Benefit under this Plan, to the extent provided under the terms of the Prior Plan.

2.3           Cessation of Participation.  An Executive shall cease to be a Member in the Plan if (a) he or she incurs a Termination of Employment for any reason, (b) he or she remains in the service of a Bank but ceases to be an Eligible Executive as described in Section 1.11 due to a change in employment status, except to the extent that the Committee determines otherwise, or (c) the Plan is terminated or otherwise amended so that the Executive ceases to be eligible for participation; provided, however, that such individual shall continue to be a Member solely with respect to his or her benefits accrued through the date of such cessation, to the extent that such benefits are or become vested prior to the Member’s Termination of Employment.  Such cessation of participation shall be effective upon the date of the change in status described in clause (a) or (b) above, or upon the effective date of an amendment or termination of the Plan described in clause (c) above.

2.4           Vesting.  A Member (or his or her Beneficiary, as the case may be) shall be or become vested in his or her Supplemental Benefit as and to the same extent that he or she is vested under the terms of the Qualified Plan.

SECTION 3 - SUPPLEMENTAL RETIREMENT BENEFIT

3.1           Amount.  The Supplemental Retirement Benefit payable to a Member on or after his or her Normal Retirement Date shall be a monthly amount equal to the difference between either (a) or (b) below, as applicable, minus (c) below, adjusted as determined in accordance with Section 3.2 or 3.3, as applicable, where:

(a)           in the case of an Eligible Executive described in clause (a) of Section 1.11 who becomes a Member under clause (a) of Section 2.1 as a result of participation in the Thrift BEP, the monthly amount of the Qualified Plan Retirement Benefit to which the Member would have been entitled under the terms of the Qualified Plan if such benefit were computed by including in the definition of “Salary” any amounts voluntarily deferred by the Member under the Thrift BEP; or

(b)           in the case of an Eligible Executive described in clause (b) of Section 1.11 who becomes a Member under clause (b) of Section 2.1, the monthly amount of the Qualified Plan Retirement Benefit to which the Member would have been entitled under the terms of the Qualified Plan if such benefit were computed:

(i)            including in the definition of “Salary” any amounts voluntarily deferred by the Member under the Thrift BEP;

(ii)           without regard to Code Limitations;

(iii)          including in the definition of “Salary” any Incentive Compensation paid during the applicable Plan Year (determined prior to any deferral under the Thrift BEP);

(iv)          by recognizing the Member’s years of service from his or her initial date of employment with any employer participating in the Qualified Plan to his or her date of membership in the Qualified Plan as benefit service under the Qualified Plan; and

(v)           solely with respect to Executive Officers hired by the Bank prior to January 9, 2006 and appointed as an Executive Officer effective on or prior to January 1, 2008, by applying an increased annual pension accrual rate of two and three-eighths percent (2.375%); provided, however, that aggregate pension benefits payable to such Executive Officers (taking into account benefits determined under this Plan and the Qualified Plan, and from any other defined benefit pension plan in which the Member participated during any period of service taken into account in calculating the Member’s benefit hereunder) shall not exceed a percentage of the Member’s “High-3 Salary” (taking into account compensation described in clauses (i), (ii) and (iii) above) equal to sixty-five percent (65%) for Senior Vice Presidents, seventy percent (70%) for Executive Vice Presidents and eighty percent (80%) for the President;

MINUS

(c)           the monthly amount of the Qualified Plan Retirement Benefit payable to the Plan Member under the terms of the Qualified Plan.

Notwithstanding the foregoing, the amount of a Member’s Supplemental Retirement Benefit shall not be less than zero.  Subject to Section 6.1 and the provisions of Code Section 409A, the method for calculating a Member’s Non-Grandfathered Supplemental Benefit may be modified from time to time in an offer letter or employment agreement approved by the Committee and accepted by the Member, or other writing specifically approved by the Committee and making specific reference to this Plan.

3.2           Adjustment and Payment of Grandfathered Supplemental Retirement Benefits.  The amount of Grandfathered Supplemental Retirement Benefit to which a Member may be entitled, if any, shall be determined under the terms of the Prior Plan, and shall be subject to such adjustments to reflect the time and method of payment, and any “Active Service Death Benefit” (as defined in Article V, Section 4 (or successor provision) of the Qualified Plan), “Retirement Adjustment Payment” (as defined in Article V, Section 5 (or successor provision) of the Qualified Plan), or “Annual Increment” (as defined in Article V, Section 6(A) (or successor provision) of the Qualified Plan) as may apply under the terms of the Prior Plan and are both earned and vested prior to January 1, 2005.  An ad hoc cost of living adjustment (referred to as a “Single Purchase Fixed Percentage Adjustment” as defined in Article V, Section 6(B) (or successor provision) of the Qualified Plan) applicable under the Qualified Plan shall be taken into account solely to the extent provided by the Administrator consistent with Code Section 409A.  Under Section 3.02(a) of the Prior Plan, if a Member’s Grandfathered Supplemental Retirement Benefit is not paid in the “Regular Form” under the Qualified Plan, the benefit payable in an optional form shall be of equivalent actuarial value to the benefit otherwise payable in the Regular Form, determined using the same actuarial factors and assumptions then used to determine actuarial equivalence under the Qualified Plan.  Except as otherwise provided in Section 7.3, Grandfathered Supplemental Retirement Benefits to which a Member may be entitled, if any, shall be paid in accordance with the terms of the Prior Plan.  Under Section 3.02(a) of the Prior Plan, such benefit shall be paid in the same form as elected by the Member under the Qualified Plan; provided, however, that an election to receive a lump sum payment under the Plan must be filed at least twelve (12) calendar months prior to the Member’s retirement.

3.3           Adjustment of Non-Grandfathered Supplemental Retirement Benefits.  The amount of Non-Grandfathered Supplemental Retirement Benefit described in Section 3.1 above shall be calculated based upon the Member’s Qualified Plan Retirement Benefit determined as of the earlier of (a) the Member’s actual “Commencement Date” under the Qualified Plan, or (b) the Member’s Pension Commencement Date under this Plan (including the Pension Commencement Date of any Grandfathered Supplemental Benefit).  To the extent that the Member’s Commencement Date under the Qualified Plan is used as the calculation date, the Member’s Non-Grandfathered Supplemental Retirement Benefit payable upon the Pension Commencement Date shall be (i) the amount determined under Section 3.1 (including for this purpose any Grandfathered Supplemental Retirement Benefit) with regard to any early retirement factors applied at such calculation date under the Qualified Plan, (ii) reduced by any Grandfathered Supplemental Retirement Benefit (calculated under Section 3.2 assuming payment commencement as of the same date), (iii) with such resulting Non-Grandfathered Supplemental Retirement Benefit converted to the Qualified Plan normal form of benefit commencing at the Member’s Normal Retirement Date based upon the early retirement factors set forth in the Qualified Plan.  The Member’s resulting Non-Grandfathered Supplemental Retirement Benefit calculated under the preceding sentence shall be adjusted as determined by the Administrator through the Pension Commencement Date to take into account an allocable portion of any Retirement Adjustment Payment (as defined in Article V, Section 5 (or successor provision) of the Qualified Plan) or Post-Retirement Supplement (as defined in Article V, Section 6 (or successor provision) of the Qualified Plan) applicable under the Qualified Plan between the “Commencement Date” and the Pension Commencement Date under this Plan.

To the extent that the Member’s Pension Commencement Date under this Plan is used as the calculation date (i.e., the Pension Commencement Date under this Plan is prior to the Qualified Plan Commencement Date), the Member’s Non-Grandfathered Supplemental Retirement Benefit payable upon the Pension Commencement Date shall be the amount determined under Section 3.1 as though the Member has elected to receive payment of his or her Qualified Plan benefit as of the same date, reduced by any Grandfathered Supplemental Retirement Benefit (calculated as described in Section 3.2 assuming payment commencement as of the same date).

The Member’s Non-Grandfathered Supplemental Retirement Benefit shall be adjusted as provided under the terms of the Qualified Plan, to the extent applicable, to reflect commencement of payments prior to the Member’s Normal Retirement Date or payment in a form of benefit other than a life annuity (as described in Article VII, Section 1 (or successor provision) of the Qualified Plan, with regard to “Additional Death Benefits” applicable under Article V, Section 4 (or successor provision) of the Qualified Plan).  In determining the amount of any optional form of benefit, the factors set forth in the Qualified Plan shall apply.  The Member’s Non-Grandfathered Supplemental Retirement Benefit in pay status in annuity form shall be further adjusted to reflect any Retirement Adjustment Payment and/or Annual Increment which becomes effective after the Pension Commencement Date.  A Single Purchase Fixed Percentage Adjustment after the Pension Commencement Date shall apply to Non-Grandfathered

Supplemental Retirement Benefits in pay status solely to the extent provided by the Board of Directors consistent with Code Section 409A.  If a Member elects a lump sum distribution hereunder, no Single Purchase Fixed Percentage Adjustment shall apply.

3.4           Payment of Non-Grandfathered Supplemental Retirement Benefits.  Except as otherwise provided in Section 7.3 or in the last sentence of Section 2.2, a Member may elect to receive payment of his or her Non-Grandfathered Supplemental Retirement Benefit in such distribution form as is then available to the Member under the Qualified Plan upon Termination of Employment.  An election under this Section 3.4 shall be made in a writing acceptable to the Administrator and filed with the Administrator within the thirty (30) day period set forth in Section 2.1 or, if later, within the transition election period set forth in Section 2.2.  Such election may specify a payment commencement date which is no earlier than as soon as practicable following the later of Termination of Employment or attainment of age forty-five (45) (except in the case of a Disability Retirement Benefit described below), and no later than the Member’s Normal Retirement Date (or his or her actual retirement date, if later).  To the extent permitted by the Administrator consistent with Code Section 409A and regulations thereunder, a Member may elect a different available method of distribution with respect to different events resulting in Termination of Employment (e.g., retirement, death or Disability).

If a Member fails to file an election of method of distribution for his or her Non-Grandfathered Supplemental Retirement Benefit within the time provided in Section 2.1 or 2.2, he or she shall be deemed to have elected to have such benefit paid as (i) a qualified joint and 50% survivor annuity if the Member is married on the Pension Commencement Date, or (ii) as a life annuity for the life of the Member (as described in Article VII, Section 1 (or successor provision) of the Qualified Plan, with regard to “Additional Death Benefits” applicable under Article V, Section 4 (or successor provision) of the Qualified Plan) if he or she is not married on the Pension Commencement Date, in either case commencing on or as soon as practicable after the first day of the month following the later of the Member’s Termination of Employment or, if later, his or her attainment of age forty-five (45).  Notwithstanding the foregoing, the following rules apply to Non-Grandfathered Supplemental Retirement Benefit distribution elections under the Plan:

(a)           If the Member’s Termination of Employment is due to Disability, the Member shall be deemed to have elected to have annuity payments commence on the first day of the month following the Administrator’s determination of such Disability.

(i)            If the Member ceases to be entitled to a Disability Retirement Benefit under the Qualified Plan prior to age 45, his or her Non-Grandfathered Supplemental Retirement Pension shall cease if and when the Member ceases to be eligible for a Disability Retirement Benefit under the terms of the Qualified Plan and shall recommence in annuity form (as described above) upon the Member’s attainment of age forty-five (45), reduced to the Non-Grandfathered Supplemental Retirement Benefit amount that would otherwise have been payable as of such Pension Commencement Date.

(ii)           If the Member ceases to be entitled to a Disability Retirement Benefit under the Qualified Plan at or after age 45, the Member’s Non-Grandfathered Supplemental Retirement Benefit shall be reduced to the Non-Grandfathered Supplemental Retirement Benefit amount that would otherwise have been payable to the Member, assuming that the Member’s Pension Commencement Date is the date of such cessation of disability.

(iii)          If the Member returns to employment with the Bank upon or after cessation of his or her disability, any additional benefit that may become payable under the Plan shall be determined and paid upon the Member’s subsequent Termination of Employment in accordance with Section 3.5(b) below.

(b)           If a Member is reemployed by the Bank while receiving annuity benefits under the Plan, the Member’s Non-Grandfathered Supplemental Retirement Benefit shall not be suspended hereunder.  Upon the Member’s subsequent Termination of Employment, the Member’s Non-Grandfathered Supplemental Retirement Benefit then in pay status shall be adjusted to reflect any additional benefit accruals that the Member earns under the terms of the Plan during his period of reemployment, with such additional benefit accruals reduced (but not below zero) by the value of any benefit payments made during the period of reemployment.  Any increase in Non-Grandfathered Supplemental Retirement Benefit shall be paid in accordance with the distribution method then in effect for the Member commencing as soon as practicable after the Member’s subsequent Termination of Employment.

(c)           The entitlement to a life annuity (including any joint and survivor annuity or annuity with term certain) is treated as the entitlement to a single payment for purposes of Code Section 409A.  To the extent permitted under Code Section 409A and permitted by the Administrator, a Member may change the form of distribution  from one type of life annuity to another type of life annuity before the Pension Commencement Date, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions.  A payment required to be made under the Plan upon or as soon as practicable after a designated payment date shall be deemed to be made upon the date specified if it is made within the same taxable year of the Member (i.e., the calendar year) or, if later, by the 15th day of the third month after such designated payment date, provided that the Member is not permitted, directly or indirectly, to designate the taxable year of payment.

3.5           Change in Distribution Election for Non-Grandfathered Supplemental Benefits.  To the extent permitted by the Administrator and consistent with Code Section 409A and regulations thereunder, a Member may elect to change the method or time of distribution of his or her Non-Grandfathered Supplemental Retirement Benefit after the initial deferral election and before the Pension Commencement Date by filing a written request with the Administrator.  Except in the case of a transition election permitted under Section 2.2 above, such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Member’s

Termination of Employment; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the event resulting in Termination of Employment without regard to such election, and not later than five years after his or her Normal Retirement Date or Postponed Retirement Date, as applicable; and (d) the Administrator approves such election.  A Member’s distribution election shall become irrevocable upon the Member’s Termination of Employment.  Notwithstanding the foregoing, a  Member may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Member attains age 70½, or (b) five years after the Member’s Termination of Employment, if later.

3.6           General Conditions of Payment.  All terms and conditions of the Prior Plan applicable to the payment of Supplemental Retirement Benefits shall govern the payment of Grandfathered Supplemental Retirement Benefits, including the suspension of benefits provisions in Section 3.04 of the Prior Plan.  Except as otherwise expressly provided herein or as required by Code Section 409A, all terms and conditions of the Qualified Plan applicable to payment of a Qualified Plan Retirement Benefit or a Qualified Plan Survivor Benefit shall also be applicable to a Non-Grandfathered Supplemental Benefit payable hereunder.  Any Qualified Plan Retirement Benefit, Qualified Plan Survivor Benefit or other benefit payable under the Qualified Plan shall be paid solely in accordance with the terms and conditions of the Qualified Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

3.7           Death after Pension Commencement Date of Supplemental Retirement Benefits.  If a Member dies after the date the Pension Commencement Date of Supplemental Retirement Benefits, the only death benefit payable under the Plan in respect of such Member shall be the amount, if any, payable under the form of payment which the Participant had elected.

3.8           Acceleration of Payment Date.  Notwithstanding the foregoing,  the distribution of Non-Grandfathered Supplemental Benefits hereunder may be accelerated, with the consent of the Administrator, under the following circumstances:

(a)           Compliance with Domestic Relations Order.  To permit payment to an individual other than the Member as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

(b)           Conflicts of Interest.  To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

(c)           Payment of Employment Taxes.  To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

(d)           Tax Event.  Upon a good faith, reasonable determination by the Administrator, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

3.9           Delay of Payments.  A payment of Non-Grandfathered Supplemental Benefits otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first calendar year after the reason for delay no longer applies:

(a)           Payments Subject to the Deduction Limitation.  The Bank reasonably anticipates that such payment would otherwise violate Code Section 162(m);

(b)           Violation of Law.  The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or

(c)           Other Permitted Event. Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.

This Section 3.9 shall be applied to similarly-situated Members in a reasonably consistent basis.

SECTION 4 - SUPPLEMENTAL SURVIVOR BENEFIT

4.1           Amount.  If a Member dies prior to his or her Pension Commencement Date under circumstances in which a Qualified Plan Survivor Benefit is payable, then a Supplemental Survivor Benefit may be payable to his or her Beneficiary as hereinafter provided.  The monthly amount of the Supplemental Survivor Benefit shall be equal to the difference between either (a) or (b) below, as applicable, minus (c) below, where:

(a)           in the case of an Eligible Executive described in Section 1.11(a) who becomes a Member under Section 2.1(a) as a result of participation in the Thrift BEP, the monthly amount of the Qualified Plan Survivor Benefit to which the Member would have been entitled under the terms of the Qualified Plan if such benefit were computed by including in the definition of “Salary” any amounts voluntarily deferred by the Member under the Thrift BEP; or

(b)           in the case of an Eligible Executive described in Section 1.11(b) who becomes a Member under Section 2.1(b), the monthly amount of the Qualified Plan Survivor Benefit to which the Member would have been entitled under the terms of the Qualified Plan if such benefit were computed:

(i)            including in the definition of “Salary” any amounts voluntarily deferred by the Member under the Thrift BEP;

(ii)           without regard to Code Limitations;

(iii)          including in the definition of “Salary” any Incentive Compensation paid during the applicable Plan Year (determined prior to any deferral under the Thrift BEP);

(iv)          by recognizing the Member’s years of service from his or her initial date of employment with any employer participating in the Qualified Plan to his or her date of membership in the Qualified Plan as benefit service under the Qualified Plan; and

(v)           solely with respect to Executive Officers hired by the Bank prior to January 9, 2006 and appointed as an Executive Officer effective on or prior to January 1, 2008, by applying an increased annual pension accrual rate of two and three-eighths percent (2.375%); provided, however, that aggregate pension benefits payable to such Executive Officers (taking into account benefits determined under this Plan and the Qualified Plan, and from any other defined benefit pension plan in which the Member participated during any period of service taken into account in calculating the Member’s benefit hereunder) shall not exceed a percentage of the Member’s “High-3 Salary” (taking into account compensation described in clauses (i), (ii) and (iii) above) equal to sixty-five percent (65%) for Senior Vice Presidents, seventy percent (70%) for Executive Vice Presidents and eighty percent (80%) for the President;

MINUS

(c)           the monthly amount of the Qualified Plan Survivor Benefit that is or would be payable to the Plan Member under the terms of the Qualified Plan, determined assuming that the Member’s death has occurred prior to his or her actual “Commencement Date” under the Qualified Plan.

Notwithstanding the foregoing, the amount of a Member’s Supplemental Survivor Benefit shall not be less than zero.  The amount described above shall be adjusted as provided in the Qualified Plan to reflect the identity of the Beneficiary, the form of benefit, and commencement of payments prior to the Member’s Normal Retirement Date.  If a Member dies after his or her Pension Commencement Date, the amount of survivor benefit then payable, if any, shall be determined based upon the method of distribution of benefits in effect at the time of the Member’s death.

4.2           Adjustment and Payment of Grandfathered Supplemental Survivor Benefits.  The amount of Grandfathered Supplemental Retirement Benefit to which a Member may be entitled, if any, shall be determined and paid under the terms of the Prior Plan, and shall be subject to adjustment to reflect the time and method of payment as described in Section 3.2.

4.3           Non-Grandfathered Supplemental Survivor Benefits.  The amount of Non-Grandfathered Supplemental Survivor Benefit described in Section 4.1 above shall be calculated based upon the Member’s Qualified Plan Retirement Benefit determined assuming that the Commencement Date under the Qualified Plan is the same as the Pension Commencement Date under this Plan (regardless of whether the Member (or his or her surviving spouse) entered pay status under the Qualified Plan prior to his or her death or has elected to defer commencement of his or her Qualified Plan Survivor Benefit to a later Commencement Date), reduced by any Grandfathered Supplemental Survivor Benefit (calculated under Section 4.2 assuming payment commencement as of the same date).  In calculating the amount of the Non-Grandfathered Supplemental Survivor Benefit under Section 4.1, any Retirement Adjustment Payment, Post-Retirement Supplement or Single Purchase Fixed Percentage Adjustment under the Qualified Plan prior to the Pension Commencement Date under this Plan shall not be taken into account.

The Member’s Non-Grandfathered Supplemental Survivor Benefit shall be adjusted as provided under the terms of the Qualified Plan, to the extent applicable, to reflect commencement of payments prior to the Member’s Normal Retirement Date or payment in a form of benefit other than a single-life annuity.  In determining the amount of any optional form of benefit, the factors set forth in the Qualified Plan shall apply.  The Member’s Non-Grandfathered Supplemental Survivor Benefit paid in annuity form shall be further adjusted to reflect any Retirement Adjustment Payment and/or Annual Increment which becomes effective with respect to Qualified Plan Survivor Benefits after the Pension Commencement Date.  A Single Purchase Fixed Percentage Adjustment after the Pension Commencement Date shall apply to Non-Grandfathered Supplemental Survivor Benefits in pay status solely to the extent provided by the Board of Directors consistent with Code Section 409A.  If the Non-Grandfathered Supplemental Survivor Benefit is paid in a lump sum distribution hereunder, no Single Purchase Fixed Percentage Adjustment shall apply.

4.4           Payment of Non-Grandfathered Supplemental Survivor Benefits.  Except as otherwise provided in Section 7.3 or in the last sentence of Section 2.2, a Member may elect the payment of his or her Non-Grandfathered Supplemental Survivor Benefit in such form as is then available with respect to Qualified Survivor Benefits under the terms of the Qualified Plan.  An election under this Section 4.4 shall be made in a writing acceptable to the Administrator and filed with the Administrator within the thirty (30) day period set forth in Section 2.1 or, if later, within the transition election period set forth in Section 2.2.  If a Member fails to file an election of method of distribution for his or her Non-Grandfathered Supplemental Survivor Benefit within the time provided in Section 2.1 or 2.2, he or she shall be deemed to have elected to have such benefit paid in the normal (default) payment form of the Qualified Survivor Benefit to which such Non-Grandfathered Supplemental Survivor Benefit corresponds.

4.5           Change in Distribution Election for Non-Grandfathered Supplemental Survivor Benefits.  To the extent permitted by the Administrator and consistent with Code Section 409A and regulations thereunder, a Member may elect to change the time of distribution of his or her Non-Grandfathered Supplemental Survivor Benefit after the initial deferral election by filing a written request with the Administrator.  Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Member’s Termination of Employment; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced due to the Member’s death without regard to such election, and not later than five years after the Member’s Normal Retirement Date (or actual Retirement Date, if later); and (d) the Administrator approves such election.  A Member’s distribution election shall become irrevocable upon the Member’s death or Termination of Employment, whichever is earlier.  Notwithstanding the foregoing, a Member may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Member attains age 70½, or (b) five years after the Member’s Termination of Employment, if later.

4.6           Other Payment Rules.  Sections 3.6 through 3.9 shall apply to the payment of Non-Grandfathered Supplemental Survivor Benefits.

SECTION 5 - ADMINISTRATION OF THE PLAN

5.1           Administration by the Bank.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  The Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions of the Administrator under the terms of the Plan.  To the extent that no such person or persons are appointed, the Committee shall serve as Administrator.

5.2           General Powers of Administration.  The Committee shall have authority and discretion to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein.  The Committee may, in its discretion, delegate authority with regard to the administration of the Plan to any individual, officer or committee in accordance with Section 5.2(g) below. Notwithstanding any other provision of the Plan, if an action or direction of any person to whom authority hereunder has been delegated conflicts with an action or direction of the Committee, then the authority of the Committee shall supersede that of the delegate with respect to such action or direction.

Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Section 5.2, the Committee or its delegate shall have the following express authorities:

(a)           To construe and interpret the provisions of the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election or designation made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;

(b)           To prescribe procedures to be followed by Members, Beneficiaries or alternate payees in filing applications for benefits and any other elections, designations and forms required or permitted under the Plan;

(c)           To prepare and distribute information explaining the Plan;

(d)           To receive from the Bank and from Members, Beneficiaries and alternate payees such information as shall be necessary for the proper administration of the Plan;

(e)           To furnish the Bank or the Board of Directors, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)            To appoint or employ advisors, including legal and actuarial counsel (who may also be counsel to the Bank) to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan;

(g)           To designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including this power to designate other persons to carry out a part of such designated responsibility). Any such person may be removed by the Committee at any time with or without cause;

(h)           To rule on claims, and to determine the validity of domestic relations orders and comply with such orders; and

(i)            All rules, actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

5.3           Rules of the Administrator.  The Administrator may adopt such rules as it deems necessary, desirable or appropriate. When making a determination or calculation, the Administrator shall be entitled to rely upon information furnished by a Member or Beneficiary, the Bank, the legal counsel of the Bank, or such other person as it deems appropriate, and shall further be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Bank with respect to the Plan.

5.4           Claims Procedure.  Any person who believes that he or she is then entitled to receive a benefit under the Plan may file a claim in writing with the Administrator.  Except to the extent the Committee adopts an alternate procedure for the review of claims, the procedures in this Section 5.4 shall apply.  The Administrator shall, within ninety (90) days of the receipt of a claim, either allow or deny the claim in writing.  A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure.  A claimant whose claim is denied (or his or her duly authorized representative) may, within sixty (60) days after receipt of denial of the claim: (1) submit a written request for review to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.  The Administrator shall notify the claimant of the decision of the Committee on review within sixty (60) days of receipt of a request.  No legal action may be commenced by a Member or Beneficiary with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal.

SECTION 6 - AMENDMENT OR TERMINATION

6.1           Amendment or Termination.  The Board of Directors may amend or terminate, in whole or in part, the Plan without the consent of any Member, Beneficiary or other person; provided, however, that no amendment or termination of the Plan shall retroactively impair or otherwise adversely affect the rights of any Member or Beneficiary to benefits under the Plan which have accrued prior to the date of such action; and provided further, that an accrued benefit may be decreased as a result of equivalent increases in the Member’s Qualified Plan Retirement Benefit due to increases in applicable Code Limitations.  Notwithstanding the foregoing, the Board of Directors may amend the Plan as it deems necessary to comply with applicable law, including Code Section 409A and regulations thereunder.

SECTION 7 - GENERAL PROVISIONS

7.1           Member’s Rights Unsecured.  The right of any Member to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Bank.  The Bank shall be under no obligation to establish any separate fund, purchase any annuity contract, or in any other way make any special provision or specifically earmark any funds for the payment of amounts called for under the Plan.  If the Bank chooses to establish such a fund, or purchase such an annuity contract or make any other agreement to provide for such payments, that fund, contract or arrangement shall remain part of the Bank’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, contract or arrangement.

7.2           Non-assignability.  None of the benefits, payments, proceeds or claims of any Member or Beneficiary shall be subject to any claim of any creditor of any Member or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Member or Beneficiary, nor shall any Member or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.  Notwithstanding the foregoing, the Bank shall comply with the terms of a domestic relations order applicable to a Member’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan.  The Bank shall have no liability to any Member or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that the Bank applies in good faith.  In determining the amount of any Supplemental Benefit under Section 3.1 or 4.1 of the Plan, the amount of Qualified Plan Benefit taken into account under Section 3.1(c) or 4.1(c), respectively, shall be determined prior to reduction for any award under a qualified domestic relations order relating to such Benefit.

7.3           Small Benefits.  If the present value of aggregate Supplemental Benefit as of the Pension Commencement Date is less than the dollar limitation on elective deferrals as then in effect under Code Section 402(g), the Bank shall pay the present value of such benefit to the

Member or Beneficiary, as applicable, in a single lump sum in lieu of any further benefit payments hereunder.  Present value shall be calculated as provided in the Qualified Plan.

7.4           Taxes.  The Administrator shall withhold all federal, state or local taxes that it reasonably believes are required to be withheld from any payments under the Plan.

7.5           Limitation of Member’s Rights.  Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Bank, or interfere in any way with the right of the Bank to terminate the employment of a Member at any time, with or without cause.

7.6           Receipt and Release.  Any payment to any Member or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank or the Plan, and the Administrator may require such Member or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Member or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Bank to follow the application of such funds.

7.7           Unclaimed Benefit.  Each Member shall keep the Company informed of his or her current address and the current address of his or her spouse.  The Company shall not be obligated to search for the whereabouts of any person.  In the event any person who is entitled to a benefit from the Plan cannot be located and such benefit remains unpaid for one year after the date payment was due, the amount required to pay such benefit shall remain in the rabbi trust (if applicable) or else retained by the Company; provided, however, that if the person who is entitled to the benefit is subsequently located, the benefit shall be restored and paid to such person without provision for interest.

7.8           Governing Law.  The Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.9           Designation of Beneficiary.  Each Member may file with the Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death.  The Member may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrator.  The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.  If the Administrator is in doubt as to the right of any person to receive such amount, the Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay such amount into any court of competent jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.  If no Beneficiary is designated or no designated Beneficiary survives the Member, payment shall be made in a single lump sum to the Member’s estate.

7.10         Successorship.  The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Members, and the successors, assigns, designees and estates of the Members.  The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder.  The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any such merger, consolidation, reorganization or transfer of assets.  In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

7.11         Indemnification.  No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith.  The Bank shall indemnify and hold harmless the Plan and each Committee member and each employee, officer or director of the Bank or the Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

7.12         Headings and Subheadings.  Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, and pursuant to adoption of this Plan Document by the Board of Directors of the Bank has caused this Plan Document to be executed this 25th day of July, 2008 by:

/s/Janelle K. Authur	/s/Ellen McLaughlin
Senior Vice President/Executive Director of	Senior Vice President/General Counsel
Human Resources